Exhibit 3.4

ARTICLE OF AMENDMENT (General Business)

To the Secretary of the State of Idaho Pursuant to Title 30, Chapter 1, Idaho Code, the undersigned Corporation amends its articles of incorporation as follows:

1.	The name of the corporation is: Sterling Mining Company

2.	The test of each amendment is as follows: ARTICLE VI.

“The amount of capitalization is fixed at One Million $1,000,000) dollars divided into Twenty Million (20,000,000) shares of the par value of Five (5 cents) Cents per share.”

3.	The date of adoption of the amendment(s) was: June 28, 2003

4.	Manner of adoption (check one):

☐ The amendment consists exclusively of matters which do not require shareholder action pursuant to section 30-1`-1002, Idaho Code, and was, therefore, adopted by the board of directors.

☐ None of the corporation’s shares have been issued and was, therefore, adopted by the ☐ incorporator ☐ board of directors

☒ The number of shares outstanding and entitled to vote was 4,995,391

The number of shares cast for and against each amendment was:

	Amended article	Shares for	Shares against

		3,393,316	51,000	Customer Acct #:

(if using pre-paid account)

	Dated: June 28, 2003			Secretary of State use only
Idaho Secretary of State 07/22/2003 05:00 CK: 1110 CT: 153835 BH: 692355 1 @ 30.00-0 30.00 AMEND PROF #2 1 @ 20.00 = 20.00 EXPEDITE C # 3 Revised 07/2002
	Signed:	/s/ Ray DeMotte

Typed Name: Ray DeMotte
Capacity: President of Sterling Mining Company